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                                                     EXHIBIT (16)
                 ALLIANCE NEW EUROPE FUND, INC.
                 COMPUTATION OF AVERAGE ANNUAL
                    COMPOUNDED TOTAL RETURN


                          ERV = P(1+T)n

Definitions:

  P =    Initial investment by shareholder of $1,000

  T =    Average annual total return

ERV =    Ending redeemable value of shareholder investment

  n =    Number of periods

                 Formula to solve for "T"

                                 ERV
         For year one        T = ---  -1
                                  P

         For subsequent
         years               T =  nth root of ((ERV/P) - 1)
                                  P


To solve for ERV:

1. Take an initial shareholder investment of $1,000 at an assumed maximum offering price of $10.00. The result is 100 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares. (2.766 shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by an assumed ending net asset value of $10.50 to obtain ending redeemable value (ERV).

     (100 + 2.766 = 102.766 x $10.50 = $1,079)
                                      (ERV)




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                                  1,079
                             T =  -----  -1
                                  1,000

                             T =  1.079 - 1

                             T = (.079)

                             T = (7.9)

                             T = Average annual total return

For subsequent years, repeat steps 1 through 3 for the required periods and apply to the formula shown above.







































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